Exhibit 10.1

 Sixth Amendment to the Exclusive Distribution Agreement dated January 10, 2020 dated October 24, 2024

by and among

Teoxane SA (the Supplier)
Rue de Lyon 105, CH-1203 Geneva, Switzerland

and

Revance Therapeutics Inc. (the Distributor)
1222 Demonbreun Street, Suite 2000, Nashville, Tennessee 37203

(the Supplier and the Distributor, together the Parties, and each a Party)

Preamble

A. On January 10, 2020, the Parties entered into an Exclusive Distribution Agreement (the Original Exclusive Distribution Agreement) to distribute certain products in the Territory.

B. On September 1, 2020, the Parties entered into a First Amendment Agreement to postpone the Launch Date (the First Amendment Agreement).

C. On November 18, 2020, the Parties entered into a Second Amendment Agreement to update the Innovation Plan (the Second Amendment Agreement).

D. On December 16, 2022, the Parties entered into a Third Amendment Agreement to update the Annex 6.3 – Quality Agreement and replace it by the Annex 6.3 – First Restated and Amended Quality Agreement (the Third Amendment Agreement).

E. On June 13, 2024, the Parties entered into a Fourth Amendment Agreement to update the Annex 6.3 – Quality Agreement and replace it by the Annex 6.3 – Second Restated and Amended Quality Agreement (the Fourth Amendment Agreement).

F. On July 29, 2024 the Parties entered into a Fifth Amendment Agreement to change the “cure” period from ninety (90) to sixty (60) days (the Fifth Amendment Agreement).

G. The Original Exclusive Distribution Agreement, the First Amendment Agreement, the Second Amendment Agreement, the Third Amendment Agreement, the Fourth Amendment Agreement, and the Fifth Amendment Agreement together are referred to as the Exclusive Distribution Agreement. Unless otherwise defined herein, capitalized terms used in this preamble and in this sixth amendment agreement to the Exclusive Distribution Agreement (this Sixth Amendment Agreement) shall have the meaning assigned to them in the Exclusive Distribution Agreement.

H. The Parties wish to amend the Exclusive Distribution Agreement to update the provisions on branding and medical education, to define a new mechanism for the New Business Forecasts and Minimum Purchase Commitments from the sixth Contract Year onwards, to adjust the provisions on minimum and maximum buffer stock, to extend the sales reporting obligations, and to amend the list of violations of Clauses that shall be considered a material breach.

I. The purpose of this Sixth Amendment Agreement is to formally amend the Exclusive Distribution Agreement in accordance with its Clause 19.7 in order to reflect the Parties’ new agreements regarding the above.

Now therefore the Parties agree to modify the Exclusive Distribution Agreement as follows:

1. Amendments

1.1. New Business Forecast

Clause 1(ooo) of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by the following new Clause 1(ooo):

“(ooo)	Projected Net Sales shall mean the amounts set out in the Business Forecasts as estimated Net Sales (as defined under Clause 1(ddd)) for the relevant Contract Year in accordance with Clause 8.1.”

Clauses 8.1(b) and 8.1(c) of the Exclusive Distribution Agreement are deleted in their entirety and Clause 8.1(b) shall be replaced by the following new Clause 8.1(b):

“(b)
No later than one (1) month prior to the expiration of the Fifth Contract Year and on each subsequent anniversary date thereof, the Distributor shall provide the Supplier a new business forecast (the New Business Forecast) covering the subsequent Contract Years using the table provided in Annex 8.1(b). The table in Annex 8.1(b) will be updated by the Distributor within ten (10) Business Days following the end of a quarter for the existing Contract Year.”

Annex 8.1(b) of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by Annex 8.1(b) appended to this 6th Amendment.

1.2. Communications

Clause 8.2.2(c) of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by the following new Clause 8.2.2(c):

“(c)
In all its marketing and communication with respect to the Products, the Distributor shall clearly state that it acts as an independent distributor of the Products and does not act on behalf of the Supplier. In any press releases and other public communications on the Products, the Distributor shall mention the Supplier prominently in such communication as the technology owner and manufacturer of the Products, using the following language: ‘RHA® Collection, manufactured in Switzerland by Teoxane SA’ or ‘RHA® Collection is a Swiss innovation from Teoxane SA’.”

1.3. Brand Guidelines and Master Brand

Clause 8.2.2(d) of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by the following new Clause 8.2.2(d):

“(i)
The Distributor shall adhere to and comply with all of the Supplier’s copyrights and with the Supplier’s brand guidelines and master brand attached hereto as Annex 8.2.2(d), as may be amended from time to time by the Supplier and notified to the Distributor, in each case to the extent consistent with applicable laws and regulations (collectively Brand Guidelines). In the event the Supplier amends the Brand Guidelines, the Distributor shall have a reasonable period of no more than ninety (90) days to update its promotional and sales materials to implement such changes; provided that the Supplier shall inform the Distributor of any planned upcoming changes to the Brand Guidelines.

(ii)
The Supplier will consider, in good faith, reasonable requests from the Distributor to introduce variations to the Brand Guidelines in light of differences in aesthetic and medical practice between the Territory market and other markets, provided that in case of disagreement between the Parties, the Supplier shall have the final decision.

(iii)
The Distributor shall review (and update where necessary) all Product promotional and sales materials to ensure compliance with the Brand Guidelines and with applicable laws and regulations, including 21CFR part 801, (1) in the case of any digital support (including websites and social media), before [*]; and (2) for any printed promotional material by [*]beyond which date no printed material determined to be not in compliance with the Brand Guidelines or applicable laws and regulations by the Marketing Task Force pursuant to this Clause 8.2.2(d)(iii) shall be distributed to any Third Party.

(iv)
The Parties shall establish a marketing task force (the Marketing Task Force), consisting of two (2) marketing representatives from each Party (each such representative, a Marketing Representative). The Marketing Task Force shall meet on a monthly basis to promote the exchange of best practices learned by the Supplier in geographies outside of the Territory and, respectively, learned by the Distributor within the Territory. The Distributor shall provide its Annual Brand Plan (ABP) for the 6th Contract Year by [*] and for the following Contract Years to the Supplier in October of the then-current Contract Year. The Marketing Task Force shall also meet in June of each Contract Year to follow the year-to-date execution of the ABP and be informed of any changes or adjustments brought by the Distributor to the ABP. The ABP shall include, without limitation, annual congress and seminar participation, as well as sales force product trainings to which the Supplier may send its representatives and/or trainers. Marketing Task Force discussions regarding the launch of New Products will be commenced at least twelve (12) months prior to the expected FDA approval date, and their launch plans shall also be presented to the Marketing Task Force at least one hundred and eighty (180) days prior to such expected FDA approval date.”

1.4. Medical Education

Clause 8.4(d) of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by the following new Clause 8.4(d):

“(i)
Any and all trainings and/or any educational program organized by the Distributor in connection with any Product will use the tools and documentation provided by the Supplier as the foundation for the creation of training materials and comply with the Brand Guidelines, and shall ensure compliance with applicable laws and regulations at all times. To the extent that the Supplier has concerns about the tools and training materials that the Distributor is using, such concerns will be brought to the Medical Education Task Force to reach an adequate resolution. Existing training material, its potential phase out and the adoption of new material will be communicated to the Medical Education Task Force established as described in Clauses 8.4(d)(ii).

(ii)
The Parties shall establish a medical education task force (the Medical Education Task Force) consisting of two (2) medical education functional representatives from each Party (each such representative, a Medical Education Representative) and a medical education consultant (HCP) appointed jointly by both Parties. The Medical Education Task Force shall meet on a monthly basis to be informed of the respective activities of the Distributor and to promote the exchange of best practices learned by the Supplier in geographies outside of the Territory and, respectively, learned by the Distributor within the Territory. The Distributor shall provide its Annual Medical Education Plan (AMEP) for the 6th Contract Year by [*] and for the following Contract Years to the Supplier in November of the then-current Contract Year and the AMEP shall be communicated to the Medical Education Task Force in the same month. The Medical Education Task Force shall also meet in June of each Contract Year to follow the year-to-date execution of the AMEP and be informed of any material changes or adjustment by the Distributor for the rest of the Contract Year if necessary. The AMEP shall include, without limitation, KOL engagement strategies including the development of a CPD HCP training strategies, scientific symposia at congresses and meetings.”

1.5. Buffer Stock

Clause 1 of the Exclusive Distribution Agreement is amended to include the following new Clause 1(pppp), 1(qqqq) and 1(rrrr):

“(pppp)	Remaining Contract Year Period shall mean, for any date of determination, the number of months beginning as of the month of such date of determination through December of that Contract Year.

(qqqq)	Subsequent Contract Year Period shall mean twelve (12) months minus the Remaining Contract Year Period.

(rrrr)
Rolling 12 Month Calculation shall mean, for the end of any given month, the sum of (i) the Take Portion for the current Contract Year divided by twelve (12) multiplied by the Remaining Contract Year Period and (ii) the Take Portion of the subsequent Contract Year divided by twelve (12) multiplied by the Subsequent Contract Year Period; provided that for the purpose of calculating the Rolling 12 Month Calculation, the Take Portion for the 2029 Contract Year shall be [*].”

Clause 9.8 of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by the following new Clause 9.8:

“9.8          Buffer Stock

(a)
The Distributor shall be responsible for creating and maintaining a sufficient stock of Products in order to limit any short term interruption, discontinuance or limitation of supply of any kind in the Territory (the Buffer Stock).

(b)
It is agreed between the Parties that [*] Products representing a Purchase Price value of [*] which are in the inventory of the Distributor on December 31, 2024 shall not be taken into consideration for the purpose of calculating the Buffer Stock during the 6th Contract Year and shall be sold in priority during the 6th Contract Year. For clarity, this excess Buffer Stock (the 2024 Excess Buffer Stock) refers to the quantity of Product, as opposed to specific units of Product, as Product is expected to be sold on a “first in first out” basis.

(c)
At any time between January 1, 2025 and December 31, 2028, the Buffer Stock shall correspond to at least [*] but not more than [*] of the value of stock of Products determined based on the Rolling 12 Month Calculation of the Take Portion (as defined in Clause 9.13.2(a)) for the applicable 12 month period.

(d)	At any time between January 1, 2029 and May 31, 2029, the Purchase Price value of the Buffer Stock shall represent at least [*] but not exceed [*] of [*].

(e)	At any time between, June 1st, 2029 and September 30, 2029, the Purchase Price value of the Buffer Stock shall represent at least [*] but not exceed [*] of [*].

(f)
At any time between October 1st, 2029 and December 31, 2029, the Purchase Price value of the Buffer Stock may not exceed [*] of [*], as the Distributor will be expected to sell-out its inventory of Products by December 31, 2029.

(g)
No later than ten (10) Business Days after the end of each month, the Distributor will provide the Supplier with the levels of the Buffer Stock of Products by SKU on the last day of the month according to Annex 9.8(g). While such report is provided on a SKU-by-SKU basis, the Parties agree that the minimum and maximum Buffer Stock requirements under Clause 9.8(c), (d) and (e) are based on the quantity of Products in the aggregate across all SKUs. If the Supplier requests clarifications on the levels of Buffer Stock reported by the Distributor, the Distributor will send the detailed calculations to the Supplier within ten (10) Business Days.”

1.6. Minimum Purchase Commitments

Clauses 9.13.2(a) and (b) of the Exclusive Distribution Agreement are deleted in their entirety and shall be replaced by the following new Clauses 9.13.2(a), (b), (c), (d), (e) and (f):

“(a)
As from the [*] Contract Year, the Distributor shall purchase Products from the Supplier and compensate the Supplier for a total minimum value set out below (the Subsequent Minimum Purchase Commitment). The Subsequent Minimum Purchase Commitment for each Contract Year shall consist of (i) a minimum value of Products actually to be purchased by the Distributor set out below and under Clause 9.13.2(b) (the Take Portion); and (ii) an additional amount to be paid by the Purchaser to the Supplier set out below and under Clause 9.13.2(b) (the Pay Portion).

Contract Year	Subsequent Minimum Purchase Commitment	Take Portion	Pay Portion
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

(b)
For the [*] Contract Year, the Take Portion is equal to [*] less the Purchase Price value of the Buffer Stock as at December 31, 2028. The Pay Portion for the [*] Contract Year is equal to [*] less the Take Portion of the [*] Contract Year as calculated pursuant to this Clause 9.13.2(b).

(c)	In each Contract Year, the Distributor shall purchase delivered and invoiced Products of a total value corresponding to the Take Portion for that year.

(d)
In each Contract Year, once the Take Portion for the applicable Contract Year has been satisfied (and with respect to the [*] Contract Year, the [*] Excess Buffer Stock has been exhausted), then any subsequent purchases of Product will be credited against the Pay Portion for that Contract Year.

(e)
Within thirty (30) days after the end of each Contract Year, the Distributor shall pay to the Supplier any remaining amounts due under the Pay Portion for that Contract Year. The following conditions shall apply:

(i)
For the [*] to [*] Contract Year, if the Purchase Price value of the Buffer Stock is equal or above [*] in breach of Clause 9.8(b) or (c), the Distributor is not entitled to receive any Product in exchange of the payment of the Pay Portion for that Contract Year until the Purchase Price value of the Buffer Stock falls below [*] of the Take Portion for the applicable Contract Year, and the Distributor is entitled to receive, in its discretion, an amount of Product for a Purchase Price value of up to the lower of (i) the total value of the Pay Portion for the applicable Contract Year or (ii) a total value of Product raising the Purchase Price value of its Buffer Stock to [*] of the Take Portion for the applicable Contract Year.

(ii)
For the [*] Contract Year, if during the period beginning January 1, 2029 and ending September 30, [*], the Purchase Price value of the Buffer Stock is equal or above [*] of [*], in breach of Clause 9.8(d), the Distributor is not entitled to receive any Product in exchange of the payment of the Pay Portion for the [*] Contract Year until the Purchase Price value of the Buffer Stock falls below [*]. If during the period beginning January 1, [*] and ending September 30, [*], the Purchase Price value of the Buffer Stock is below [*] of [*], the Distributor is entitled to receive, in its discretion, an amount of Product for a Purchase Price value of up to the lower of (i) the total value of the Pay Portion for the applicable Contract Year or (ii) a total value of Product raising the Purchase Price value of its Buffer Stock to [*] of [*].

(iii)
For the [*] Contract Year, if on October 1, [*], the Purchase Price value of the Buffer Stock is equal or above [*] of [*], in breach of Clause 9.8(e), the Distributor is not entitled to receive any Product in exchange of the payment of the Pay Portion for the [*] Contract Year. If on October 1, [*] the Purchase Price value of the Buffer Stock is below [*] of [*], the Distributor is entitled to receive, in its discretion, an amount of Product for a Purchase Price value of up to the lower of (i) the total value of the Pay Portion for the applicable Contract Year or (ii) a total value of Product raising the Purchase Price value of its Buffer Stock to [*] of [*].

(f)	For clarity, [*] for the purpose of determining the Subsequent Minimum Purchase Commitment or the Take Portion.”

1.7 Early Termination for Breach

Clause 16.2(a) of the Exclusive Distribution Agreement is deleted in its entirety and is replaced by the following new Clause 16.2(a) as follows:

“(a)
Without prejudice to any other rights or remedies provided under this Agreement, either Party has the right, but not the obligation, to terminate this Agreement immediately upon written notice served to the other Party in writing if the other Party (the Breaching Party) has materially breached its obligations under this Agreement, and the Breaching Party has not cured such material breach within (i) sixty (60) calendar days of receipt of a written notice of such breach by the nonbreaching Party to remedy such breach, or (ii) thirty (30) calendar days calendar days in case of a written notice for (A) any nonpayment of an amount due under this Agreement; (B) any failure by the Distributor to provide the New Business Forecast pursuant to Clause 8.1(b); (C) any failure by the Distributor to deliver the monthly Buffer Stock reports or detailed calculations pursuant to Clause 9.8(g); or (D) any failure by the Distributor to deliver the monthly sales reports pursuant to Clause 17(c).”

Clauses 16.2(b)(iii) and 16.2(b)(xii) of the Exclusive Distribution Agreement are deleted in their entirety and replaced by the following new Clauses 16.2(b)(iii) and (xii):

“(iii)	the failure to pay any due payments under Clause 3 (Down Payment), Clause 5.3 (Clinical Trial Costs), Clause 9.9 (Purchase Price), Clause 9.10 (Not-For-Sale Products) and 9.13.2 (Pay Portion).

(xii)
the Distributor fails to meet for a Contract Year, the Subsequent Minimum Purchase Commitment, or the Take Portion, due to other reasons than a breach by the Supplier of this Agreement that caused the non-achievement of the applicable Subsequent Minimum Purchase Commitment or Take Portion;”

Clause 16.2(b) of the Exclusive Distribution Agreement shall be amended to include the following new Clauses 16.2(b)(xiv), (xv), (xvi) and (xvii):

“(xiv)
the failure to prominently mention the Supplier, in any Distributor press releases and other similar public communications on the Products, as the owner and manufacturer of the Products, using the phrase ‘RHA® Collection, manufactured in Switzerland by Teoxane SA’ or ‘RHA® Collection is a Swiss innovation from Teoxane SA’ as set forth in Clause 8.2.2(c) (for clarity, any such failure may be cured by issuance of a corrective press release or other similar public communication that prominently mentions Supplier in accordance with Clause 8.2.2.(c));

(xv)	the Distributor’s material failure to adhere to and comply with Supplier IPR and the Brand Guidelines, unless expressly agreed to by Teoxane;

(xvi)	the Distributor’s failure to deliver the monthly Buffer Stock reports or detailed calculations pursuant to Clause 9.8(g); or

(xvii)	the Distributor’s failure to deliver the monthly sales reports pursuant to Clause 17(c).”

1.8. Product Inventory sell-out after Termination

Clause 16.6.1(b) of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by the following new Clause 16.6.1(b):

“(b)
the Supplier shall have an exclusive option, by delivery of written notice to the Distributor no later than fifteen (15) calendar days before the Termination Date to elect to purchase, and, if such option is exercised, the Distributor will sell to the Supplier, all or part of its stock of Products and the Samples Products (except Products or Not-For-Sale Products for which the Distributor has firm customer orders at the time of termination that have been validly accepted by the Supplier) within thirty (30) calendar days of its receipt of such election notice (subject to such products being in commercially saleable condition), at their original effective selling price (paid by the Distributor to the Supplier) or their then current value (whichever is the lower). In the event that the termination is caused by a breach, default, act or omission of a given Party, such Party shall be solely responsible for all transportation costs and any importation taxes and duties for the delivery of the purchased inventory back to the Supplier or the Supplier’s designee. If the Supplier elects not to exercise this option, or only purchases part of the Distributor’s stock of products, the Distributor shall be authorised to sell its remaining stock of Products in accordance with the terms of this Agreement during a period of three (3) months after the Termination Date provided that such products being in commercially saleable condition, in compliance with any regulatory obligations and not infringing upon any third party’s Intellectual Property Rights (including but not limited to any rights and obligations under the Allergan Agreement). At the end of the three (3) months period, the Distributor shall destroy any remaining stock of Products and its chief financial officer shall certify such completed destruction in writing.”

1.9. Monthly Sales Reports

The Exclusive Distribution Agreement shall be amended with the following new Clause 17(c):

“(c)
During the Term, within ten (10) days from the end of each month, the Distributor shall provide the Supplier with a written report setting forth, for such preceding month, the amount of gross sales in the Territory of Products per SKU, and the corresponding number of units of Products per SKU sold using the table provided in Annex 17(c).”

1.10. Written Notices

Clause 19.3(a) of the Exclusive Distribution Agreement is deleted in its entirety and shall be replaced by the following new Clause 19.3(a):

“(a)	Any written notice with regard to this Agreement shall be delivered by in writing, email or courier (e.g., post, FedEx, UPS) to the following addresses:

If to the Supplier:	Teoxane SA
[*]

With a copy (which copy shall not constitute
notice to Teoxane) to:
[*]

If to the Distributor:	Revance Therapeutics Inc.
1222 Demonbreun Street
Suite 2000
Nashville, Tennessee 37203
USA
Attention: General Counsel
[*]

With a copy (which copy shall not constitute
notice to Revance) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
USA
Attention: Demetrius Warrick
[*]

2. No Other Amendments

Other than as set for in this Sixth Amendment Agreement, the Exclusive Distribution Agreement and its Annexes shall not be amended, changed, modified or varied in any way, and each Party retains its rights and obligations under the Exclusive Distribution Agreement in its version prior to the Amendment Effective Date up until the Amendment Effective Date.

3. Effective Date

The amendments set forth in this Sixth Amendment Agreement shall become effective as of the date of execution of this Sixth Amendment Agreement.

4. One Agreement

This Sixth Amendment Agreement and the Exclusive Distribution Agreement including its Annexes, taken together, shall constitute one and the same agreement for all purposes to be designated as the Exclusive Distribution Agreement.
5. Expenses

Each Party shall bear its own taxes, costs and expenses related to the preparation, execution and performance of this Sixth Amendment Agreement.

6. Applicable Law and Dispute Resolution

(a)
This Sixth Amendment Agreement shall for all purposes be governed by and interpreted in accordance with the laws of Switzerland, without giving effect to conflicts of laws principles. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Sixth Amendment Agreement.

(b)
Any dispute arising from or relating to this Sixth Amendment Agreement shall be submitted to final and binding arbitration in accordance with Clause 19.10(b) to Clause 19.10(e) of the Exclusive Distribution Agreement.

7. Counterparts
This Sixth Amendment Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Sixth Amendment Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, including counterparts transmitted via facsimile or by PDF file (portable document format file).

Signatures – Sixth Amendment to the Exclusive Distribution Agreement

The Supplier
Teoxane SA

/s/ Valérie Taupin
By: Valérie Taupin
Title: Founder, CEO and Chairwoman of the Board of directors

Date: October 24, 2024

The Distributor
Revance Therapeutics Inc.

/s/ Mark Foley
By: Mark Foley
Title: President and Chief Executive Officer

Date: October 24, 2024

List of Annexes:

•	Annex 8.1(b) – New Business Forecast: Budgeted and Forecasted Sales
•	Annex 8.2.2(d) - Brand Guidelines
•	Annex 9.8(g) - Buffer Stock Calculation and Information
•	Annex 17(c) – Table of Monthly Sales Reporting